Exhibit 99.1
GREAT AJAX CORP. ANNOUNCES RESULTS FOR THE QUARTER
ENDED JUNE 30, 2023

Second Quarter Highlights

•Interest income of $18.3 million; net interest income of $3.3 million
•Net loss attributable to common stockholders of $(12.0) million
•Operating loss of $(2.5) million
•Earnings per share ("EPS") per basic common share was a loss of $(0.51)
•Operating loss per basic common share of $(0.11)
•Taxable loss of $(0.02) per share attributable to common stockholders after payment of dividends on our preferred stock
•Book value per common share of $11.86 at June 30, 2023
•Collected total cash of $49.5 million from loan payments, sales of real estate owned ("REO") properties and collections from investments in debt securities and beneficial interests
•Held $40.3 million of cash and cash equivalents at June 30, 2023; average daily cash balance for the quarter was $43.6 million
•As of June 30, 2023, approximately 82.1% of our portfolio (based on unpaid principal balance ("UPB") at the time of acquisition) made at least 12 out of the last 12 payments
•On June 30, 2023, we entered into a Merger Agreement (as defined below) with Ellington Financial Inc. (NYSE: EFC) (“EFC”), pursuant to which, subject to the terms and conditions therein, we will be merged with and into a subsidiary of EFC

New York, NY—August 3, 2023 —Great Ajax Corp. (NYSE: AJX), a Maryland corporation that is a real estate investment trust ("REIT"), announces its results of operations for the quarter ended June 30, 2023. We focus primarily on acquiring, investing in and managing a portfolio of re-performing mortgage loans ("RPLs") and non-performing loans ("NPLs") secured by single-family residences and commercial properties. In addition to our continued focus on RPLs and NPLs, we also originate and acquire small-balance commercial loans ("SBC loans") secured by multi-family retail/residential and mixed use properties.

Selected Financial Results (Unaudited)
($ in thousands except per share amounts)

	For the three months ended
	June 30, 2023	March 31, 2023	December 31, 2022	September 30, 2022	June 30, 2022
Loan interest income(1)	$12,929	$13,281	$13,520	$14,864	$15,402
Earnings from debt securities and beneficial interests(2)	$4,480	$4,569	$4,562	$4,613	$5,303
Other interest income	$931	$606	$367	$544	$195
Interest expense	$(15,039)	$(14,925)	$(14,482)	$(11,369)	$(9,175)
Net interest income	$3,301	$3,531	$3,967	$8,652	$11,725
Net decrease in the net present value of expected credit losses	$2,866	$621	$1,152	$1,935	$961
Other income/(loss), loss from equity method investments and loss on joint venture refinancing on beneficial interests	$(8,581)	$(3,612)	$(3,744)	$(65)	$(3,918)
Total (loss)/revenue, net(1,3)	$(2,414)	$540	$1,375	$10,522	$8,768
Consolidated net loss(1)	$(11,462)	$(7,364)	$(6,283)	$(9,503)	$(4,781)
Net loss per basic share	$(0.51)	$(0.34)	$(0.30)	$(0.71)	$(0.40)
Average equity(1,4)	$324,089	$337,206	$343,112	$399,610	$466,847
Average total assets(1)	$1,424,524	$1,463,529	$1,509,738	$1,559,584	$1,645,915
Average daily cash balance	$43,609	$50,916	$47,196	$62,334	$60,609
Average carrying value of RPLs(1)	$886,072	$882,018	$883,254	$897,947	$909,382
Average carrying value of NPLs(1)	$68,459	$86,494	$99,160	$100,827	$114,775
Average carrying value of SBC loans	$10,876	$12,159	$14,275	$15,546	$16,704
Average carrying value of debt securities and beneficial interests	$382,502	$401,240	$427,471	$435,849	$487,484
Average asset backed debt balance(1)	$870,595	$897,279	$933,695	$987,394	$1,046,985
____________________________________________________________
(1)Reflects the impact of consolidating the assets, liabilities and non-controlling interests of Ajax Mortgage Loan Trust 2017-D, which is 50% owned by third-party institutional investors.
(2)Interest income on investment in debt securities and beneficial interests issued by our joint ventures is net of servicing fees.
(3)Total revenue includes net interest income, loss from equity method investments, loss on joint venture refinancing on beneficial interests and other income.
(4)Average equity includes the effect of an aggregate of $34.6 million of preferred stock for the three months ended June 30, 2023, March 31, 2023, December 31, 2022 and September 30, 2022, and $93.0 million for the three months ended June 30, 2022.

For the quarter ended June 30, 2023, we had a GAAP consolidated net loss attributable to common stockholders of $(12.0) million or $(0.51) per common share after preferred dividends. Operating loss, a non-GAAP financial measure which adjusts GAAP earnings by removing gains and losses as well as certain other non-core income and expenses and preferred dividends, was $(2.5) million or $(0.11) per common share. We consider Operating loss/income to provide a useful measure for comparing the results of our ongoing operations over multiple quarters. For a reconciliation of Operating loss/income to consolidated net loss available to common stockholders, please refer to Appendix B.

Our net interest income for the quarter ended June 30, 2023, excluding any adjustment for expected credit losses was $3.3 million, a decrease of $0.2 million over the prior quarter. Gross interest income decreased $0.1 million as a result of slightly lower yields and lower average balance on our mortgage and beneficial interests portfolio. Our interest expense for the quarter ended June 30, 2023 increased $0.1 million compared to the prior quarter primarily as a result of rate increases on our floating rate repurchase financing. Interest earning assets declined $24.1 million during the quarter ended June 30, 2023.

We generally acquire loans at a discount and record an allowance for expected credit losses at acquisition. We update the allowance quarterly based on actual cash flow results and changing cash flow expectations in accordance with the current expected credit losses accounting standard, otherwise known as CECL. During the quarter ended June 30, 2023, we recorded income of $2.9 million due to the decrease in the net present value of expected future credit losses partially driven by prepayments compared to $0.6 million of income recorded for the first quarter of fiscal year 2023.

We recorded an $8.8 million non-cash impairment on our Investments in beneficial interests due to the joint venture refinancing of eight Ajax Mortgage Loan Trusts joint ventures that were redeemed or partially paid down when the underlying loans were re-securitized to form Ajax Mortgage Loan Trust 2023-B ("2023-B") and Ajax Mortgage Loan Trust 2023-C ("2023-C") in July 2023 (See Subsequent events, below). Although we continue to own approximately the same interest in the underlying mortgage loans and related cash flows, we account for our beneficial interests in joint ventures as legal securities. Accordingly, we treat the re-securitization event as the sale of loans from the old trust to the new trust. Since loan prices have undergone significant disruption from year end and, the decline in loan prices resulted in the impairment of our Investments in beneficial interests being re-securitized. The non-cash impairment is expected to be a timing difference as our net investment in the underlying loan pools and the underlying loan pool cash flow expectations remain unchanged. By comparison, when we re-securitize our wholly-owned secured borrowings, we do not recognize any gain or loss because the transaction is treated as a refinancing through the redemption and issuance of the notes and the beneficial interest is not recorded on the consolidated balance sheet as a separate legal security.

We recorded a loss from our investments in affiliates of $0.3 million for the quarter ended June 30, 2023 compared to a loss of $0.1 million for the quarter ended March 31, 2023 due to a pass through of higher losses on our equity method investment of Gaea.

Our GAAP expenses increased on a quarter over quarter basis by $1.0 million primarily due to a $0.6 million increase in other expense due to impairment on our REO, discussed further below. Additionally our management fee expense increased by $0.2 million due to an update in the calculation to include our unsecured debt securities to the extent proceeds were used to repurchase our preferred stock and related warrants, effective as of March 1, 2023.

We recorded $0.7 million in impairment on our REO held-for-sale portfolio in other expense for the quarter ended June 30, 2023, primarily due to an additional assessment needed for one of our New York properties. We sold seven properties in the second quarter and recorded a loss of $18 thousand in other income. Three properties were added to REO held-for-sale through foreclosures.

For the quarter ended March 31, 2023, we transferred certain securities from AFS to HTM in compliance with the European Union risk retention requirement, which was a non-cash transaction and recorded at fair value. On the date of transfer, accumulated other comprehensive income ("AOCI") included unrealized losses of $10.9 million for these securities. This amount will be amortized out of AOCI over the remaining life of the respective securities, and has no net impact to interest income. For the quarter ended June 30, 2023, this amortization resulted in a recapture of book value of $1.1 million through the recovery of AOCI compared to $2.0 million for the quarter ended March 31, 2023.

We ended the quarter with a GAAP book value of $11.86 per common share, compared to a book value per common share of $12.58 for the quarter ended March 31, 2023. The decrease in book value is driven primarily by our GAAP loss for the quarter and dividends paid, partially offset by the recovery of a portion of the mark to market loss in debt securities recorded on the balance sheet through AOCI, and the $1.1 million amortization of the unrealized loss on debt securities transferred to HTM.

Our taxable loss for the quarter ended June 30, 2023 was $(0.02) per share of net income available to common stockholders, compared to $0.05 per share of taxable net income available to common stockholders for the quarter ended March 31, 2023. Additionally, we recorded income tax expense of $0.2 million comprised primarily of state and local income taxes.

We collected $49.5 million of cash during the second quarter as a result of loan payments, loan payoffs, sales of REO, and cash collections on our securities portfolio to end the quarter with $40.3 million in cash and cash equivalents.

We purchased 68 RPLs with UPB of $16.3 million at 48.0% of property value and 82.7% of UPB. These loans were acquired and included on our consolidated balance sheet for a weighted average of 56 days of the quarter.

On June 30, 2023, we entered into an Agreement and Plan of Merger (the "Merger Agreement") with EFC and EF Acquisition I LLC, a Maryland limited liability company and a direct, wholly-owned subsidiary of EFC (“Merger Sub”). Pursuant to the Merger Agreement, subject to the terms and conditions therein, we will be merged with and into Merger Sub, with Merger Sub remaining as a wholly-owned subsidiary of EFC (such surviving company, the “Surviving Company,” and such transaction, the “Merger”). Under the terms of the Merger Agreement, each share of our common stock outstanding immediately prior to the effective time (the “Effective Time”) of the Merger will be automatically converted into the right to receive from EFC (i) a number of newly and validly issued, fully-paid and nonassessable shares of common stock, $0.001 par value per share, of EFC based on a fixed exchange ratio of 0.5308, subject to adjustment as provided in the Merger Agreement, including for certain dilutive or accretive share issuances by us or EFC prior to the Effective Time and (ii) if applicable, that amount of cash equal to an amount of cash that EFC has agreed, pursuant to the Merger Agreement, to pay to holders of our common stock depending upon certain potential repurchases of our securities prior to the closing of the Merger, divided by the aggregate number of shares of our common stock and restricted shares (which are any each share of our common stock issued under the Great Ajax Corp. 2014 Director Equity Plan and the Great Ajax Corp. 2016 Equity Incentive Plan and is unvested and/or subject to a repurchase option or obligation, risk of forfeiture or other lapse restriction) entitled to receive such consideration. We expect the transaction to close prior to the year-end.

The following table provides an overview of our portfolio at June 30, 2023 ($ in thousands):

No. of loans	5,208	Weighted average coupon	4.43%
Total UPB(1)	$997,156	Weighted average LTV(5)	56%
Interest-bearing balance	$911,742	Weighted average remaining term (months)	292
Deferred balance(2)	$85,414	No. of first liens	5,161
Market value of collateral(3)	$2,127,910	No. of second liens	47
Current purchase price/total UPB	81.6%	No. of REO held-for-sale	28
Current purchase price/market value of collateral	42.5%	Market value of REO held-for-sale(6)	$4,275
RPLs	89.0%	Carrying value of debt securities and beneficial interests in trusts	$353,044
NPLs	10.2%	Loans with 12 for 12 payments as an approximate percentage of acquisition UPB(7)	82.1%
SBC loans(4)	0.8%	Loans with 24 for 24 payments as an approximate percentage of acquisition UPB(8)	74.7%
____________________________________________________________
(1)Our loan portfolio consists of fixed rate (60.4% of UPB), ARM (6.6% of UPB) and Hybrid ARM (33.0% of UPB) mortgage loans.
(2)Amounts that have been deferred in connection with a loan modification on which interest does not accrue. These amounts generally become payable at maturity.
(3)As of the reporting date.
(4)SBC loans includes both purchased and originated loans.
(5)UPB as of June 30, 2023 divided by market value of collateral and weighted by the UPB of the loan.
(6)Market value of other REO is the estimated expected gross proceeds from the sale of the REO less estimated costs to sell, including repayment of servicer advances.
(7)Loans that have made at least 12 of the last 12 payments, or for which the full dollar amount to cover at least 12 payments has been made in the last 12 months.
(8)Loans that have made at least 24 of the last 24 payments, or for which the full dollar amount to cover at least 24 payments has been made in the last 24 months.

Subsequent Events

Since quarter end, we have acquired one residential NPL in one transaction from a single seller with aggregate UPB of $0.2 million and coupon of 8.38%. The purchase price of the NPL was 94.0% of UPB and 63.8% of the estimated market value of the underlying collateral of $0.3 million.

We have agreed to acquire, subject to due diligence, one residential RPL in one transaction with aggregate UPB of $0.2 million and coupon of 5.75%. The purchase price of the residential RPL is 80.0% of UPB and 55.0% of the estimated market value of the underlying collateral of $0.3 million.

On July 11, 2023, we sold an unrated Class A senior bond in one of our joint ventures and recognized a loss of $0.4 million. A cumulative $0.4 million of this loss was already reflected in our book value calculation through AOCI at June 30, 2023. This cumulative loss was reclassified to loss on sale of securities on the sale date.

On July 24, 2023, we formed 2023-B and 2023-C, with an accredited institutional investor, by refinancing eight joint ventures and recorded an $8.8 million non-cash impairment on our Investments in beneficial interests during the second quarter of 2023. 2023-B retained $20.7 million or 20.0% of varying classes of securities and equity. 2023-B acquired 571 RPLs and NPLs with UPB of $121.7 million and an aggregate property value of $252.2 million. The senior securities represent 75.0% of the UPB of the underlying mortgage loans and carry a 4.25% coupon. In addition, 2023-C retained $36.1 million or 20.0% of varying classes of agency rated securities and equity. 2023-C acquired 1,171 RPLs and NPLs with UPB of $203.6 million and an aggregate property value of $459.1 million. The AAA through A rated securities represent 72.4% of the UPB of the underlying mortgage loans and carry a weighted average coupon of 3.45%. Based on the structure of the transactions, we do not consolidate 2023-B and 2023-C under U.S. GAAP.

On August 3, 2023, our Board of Directors declared a cash dividend of $0.20 per share to be paid on August 31, 2023 to stockholders of record as of August 15, 2023.

Conference Call

Great Ajax Corp. will host a conference call at 5:00 p.m. EST on Thursday, August 3, 2023 to review our financial results for the quarter. A live Webcast of the conference call will be accessible from the Quarterly Reports section of our website www.greatajax.com. An archive of the Webcast will be available for 90 days.

About Great Ajax Corp.

Great Ajax Corp. is a Maryland corporation that is a REIT, that focuses primarily on acquiring, investing in and managing RPLs and NPLs secured by single-family residences and commercial properties. In addition to our continued focus on RPLs and NPLs, we also originate and acquire SBC loans secured by multi-family retail/residential and mixed use properties. We are externally managed by Thetis Asset Management LLC, an affiliated entity. Our mortgage loans and other real estate assets are serviced by Gregory Funding LLC, an affiliated entity. We have elected to be taxed as a REIT under the Internal Revenue Code.

Forward-Looking Statements

This press release contains certain forward-looking statements. Words such as “believes,” “intends,” “expects,” “projects,” “anticipates,” and “future” or similar expressions are intended to identify forward-looking statements. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions, many of which are beyond our control, including, without limitation and the risk factors and other matters set forth in our Annual Report on Form 10-K for the period ended December 31, 2022 filed with the Securities and Exchange Commission (the “SEC”) on March 3, 2023, when filed with the SEC, our Quarterly Report on Form 10-Q for the period ended June 30, 2023, and statements concerning our pending merger with EFC, including our failure to close the pending merger or developments on its expected terms. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by law.

CONTACT:	Lawrence Mendelsohn
Chief Executive Officer
Or
Mary Doyle
Chief Financial Officer
Mary.Doyle@aspencapital.com
503-444-4224

GREAT AJAX CORP. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands except per share amounts)

	Three months ended
	June 30, 2023	March 31, 2023	December 31, 2022	September 30, 2022
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
INCOME
Interest income	$18,340	$18,456	$18,449	$20,021
Interest expense	(15,039)	(14,925)	(14,482)	(11,369)
Net interest income	3,301	3,531	3,967	8,652
Net decrease in the net present value of expected credit losses	2,866	621	1,152	1,935
Net interest income after the impact of changes in the net present value of expected credit losses	6,167	4,152	5,119	10,587

Loss from equity method investments	(265)	(98)	(349)	(451)
Loss on joint venture refinancing on beneficial interests	(8,814)	(995)	—	—
Other income/(loss)	498	(2,519)	(3,395)	386
Total (loss)/revenue, net	(2,414)	540	1,375	10,522

EXPENSE
Related party expense - loan servicing fees	1,827	1,860	1,911	1,952
Related party expense - management fee	2,001	1,828	1,722	1,948
Professional fees	989	934	621	667
Fair value adjustment on put option liability	1,839	1,622	1,431	2,917
Other expense	2,211	1,614	1,741	1,358
Total expense	8,867	7,858	7,426	8,842
Acceleration of put option settlement	—	—	—	8,813
Gain on debt extinguishment	—	(47)	—	—
Loss before provision for income taxes	(11,281)	(7,271)	(6,051)	(7,133)
Provision for income taxes	181	93	232	2,370
Consolidated net loss	(11,462)	(7,364)	(6,283)	(9,503)
Less: consolidated net income/(loss) attributable to non-controlling interests	24	30	5	(42)
Consolidated net loss attributable to the Company	(11,486)	(7,394)	(6,288)	(9,461)
Less: dividends on preferred stock	548	547	547	1,053
Less: discount on retirement of preferred stock	—	—	—	5,735
Consolidated net loss attributable to common stockholders	$(12,034)	$(7,941)	$(6,835)	$(16,249)
Basic loss per common share	$(0.51)	$(0.34)	$(0.30)	$(0.71)
Diluted loss per common share	$(0.51)	$(0.34)	$(0.30)	$(0.71)

Weighted average shares – basic	23,250,725	22,920,943	22,778,652	22,538,891
Weighted average shares – diluted	23,565,351	22,920,943	22,778,652	22,833,465

GREAT AJAX CORP. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands except per share amounts)

	June 30, 2023	December 31, 2022
ASSETS	(Unaudited)
Cash and cash equivalents	$40,316	$47,845
Mortgage loans held-for-investment, net(1,2)	961,277	989,084
Real estate owned properties, net(3)	3,745	6,333
Investments in securities available-for-sale(4)	142,104	257,062
Investments in securities held-to-maturity(5)	71,706	—
Investments in beneficial interests(6)	127,474	134,552
Receivable from servicer	7,514	7,450
Investments in affiliates	30,028	30,185
Prepaid expenses and other assets	21,526	11,915
Total assets	$1,405,690	$1,484,426

LIABILITIES AND EQUITY
Liabilities:
Secured borrowings, net(1,7)	$438,402	$467,205
Borrowings under repurchase transactions	413,125	445,855
Convertible senior notes, net(7)	103,516	104,256
Notes payable, net(7)	106,414	106,046
Management fee payable	1,999	1,720
Put option liability	15,614	12,153
Accrued expenses and other liabilities	9,780	9,726
Total liabilities	1,088,850	1,146,961

Equity:
Preferred stock $0.01 par value, 25,000,000 shares authorized
Series A 7.25% Fixed-to-Floating Rate Cumulative Redeemable, $25.00 liquidation preference per share, 424,949 shares issued and outstanding at both June 30, 2023 and December 31, 2022	9,411	9,411
Series B 5.00% Fixed-to-Floating Rate Cumulative Redeemable, $25.00 liquidation preference per share, 1,135,590 shares issued and outstanding at both June 30, 2023 and December 31, 2022	25,143	25,143
Common stock $0.01 par value; 125,000,000 shares authorized, 23,627,677 shares issued and outstanding at June 30, 2023 and 23,130,956 shares issued and outstanding at December 31, 2022	247	241
Additional paid-in capital	326,279	322,439
Treasury stock	(9,557)	(9,532)
Retained (deficit)/earnings	(17,282)	13,275
Accumulated other comprehensive loss	(19,530)	(25,649)
Equity attributable to stockholders	314,711	335,328
Non-controlling interests(8)	2,129	2,137
Total equity	316,840	337,465
Total liabilities and equity	$1,405,690	$1,484,426
____________________________________________________________

(1)Mortgage loans held-for-investment, net include $652.3 million and $675.8 million of loans at June 30, 2023 and December 31, 2022, respectively, transferred to securitization trusts that are variable interest entities (“VIEs”); these loans can only be used to settle obligations of the VIEs. Secured borrowings consist of notes issued by VIEs that can only be settled with the assets and cash flows of the VIEs. The creditors do not have recourse to the primary beneficiary (Great Ajax Corp.). Mortgage loans held-for-investment, net include $6.0 million and $6.1 million of allowance for expected credit losses at June 30, 2023 and December 31, 2022, respectively.
(2)As of both June 30, 2023 and December 31, 2022, balances for Mortgage loans held-for-investment, net include $0.9 million from a 50.0% owned joint venture, which we consolidate under U.S. GAAP.
(3)Real estate owned properties, net, are presented net of valuation allowances of $1.3 million and $0.7 million at June 30, 2023 and December 31, 2022, respectively.
(4)Investments in securities AFS are presented at fair value. As of June 30, 2023, Investments in securities AFS include an amortized cost basis of $153.9 million and a net unrealized loss of $11.8 million. As of December 31, 2022, Investments in securities AFS include an amortized cost basis of $282.7 million and net unrealized loss of $25.6 million.
(5)On January 1, 2023, we transferred certain of our Investments in securities AFS to HTM due to European risk retention regulations. As of June 30, 2023, Investments in securities HTM includes an allowance for expected credit losses of zero and remaining discount of $7.8 million related to the unamortized unrealized loss in AOCI.
(6)Investments in beneficial interests includes allowance for expected credit losses of zero at both June 30, 2023 and December 31, 2022.
(7)Secured borrowings, net are presented net of deferred issuance costs of $3.8 million at June 30, 2023 and $4.7 million at December 31, 2022. Convertible senior notes, net are presented net of deferred issuance costs of zero and $0.3 million at June 30, 2023 and December 31, 2022, respectively. Notes payable, net are presented net of deferred issuance costs and discount of $3.6 million at June 30, 2023 and $4.0 million at December 31, 2022.
(8)As of June 30, 2023, non-controlling interests includes $1.0 million from a 50.0% owned joint venture, $1.0 million from a 53.1% owned subsidiary and $0.1 million from a 99.9% owned subsidiary which the Company consolidates. As of December 31, 2022, non-controlling interests includes $1.0 million from a 50.0% owned joint venture, $1.1 million from a 53.1% owned subsidiary and $0.1 million from a 99.9% owned subsidiary which we consolidate under U.S. GAAP.

Appendix A - Earnings per share

The following table sets forth the components of basic and diluted EPS ($ in thousands, except per share):

	Three months ended
	June 30, 2023			March 31, 2023			December 31, 2022			September 30, 2022
	Income (Numerator)	Shares (Denominator)	Per Share Amount	Income (Numerator)	Shares (Denominator)	Per Share Amount	Income (Numerator)	Shares (Denominator)	Per Share Amount	Income (Numerator)	Shares (Denominator)	Per Share Amount
	(unaudited)			(unaudited)			(unaudited)			(unaudited)
Basic EPS
Consolidated net loss attributable to common stockholders	$(12,034)	23,250,725		$(7,941)	22,920,943		$(6,835)	22,778,652		$(16,249)	22,538,891
Allocation of loss to participating restricted shares	161	—		111	—		97	—		210	—
Consolidated net loss attributable to unrestricted common stockholders	$(11,873)	23,250,725	$(0.51)	$(7,830)	22,920,943	$(0.34)	$(6,738)	22,778,652	$(0.30)	$(16,039)	22,538,891	$(0.71)
Effect of dilutive securities(1)
Restricted stock grants and director fee shares(2)	(161)	314,626		—	—		—	—		(210)	294,574
Amortization of put option(3)	—	—		—	—		—	—		—	—
Diluted EPS
Consolidated net loss attributable to common stockholders and dilutive securities	$(12,034)	23,565,351	$(0.51)	$(7,830)	22,920,943	$(0.34)	$(6,738)	22,778,652	$(0.30)	$(16,249)	22,833,465	$(0.71)
____________________________________________________________
(1)Our outstanding warrants and the effect of the interest expense and assumed conversion of shares from convertible notes would have an anti-dilutive effect on diluted earnings per share for all periods shown and have not been included in the calculation.
(2)The effect of restricted stock grants and manager and director fee shares on our diluted EPS calculation for the three months ended March 31, 2023 and December 31, 2022 would have been anti-dilutive and have been removed from the calculation.
(3)The effect of the amortization of put options on our diluted EPS calculation for the three months ended June 30, 2023, March 31, 2023, December 31, 2022 and September 30, 2022 would have been anti-dilutive and have been removed from the calculation.

Appendix B - Reconciliation of Operating (loss)/income to Consolidated net loss available to common stockholders
(Dollars in thousands except per share amounts)

	Three months ended
	June 30, 2023	March 31, 2023	December 31, 2022	September 30, 2022
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
INCOME
Interest income	$18,340	$18,456	$18,449	$20,021
Interest expense	(15,039)	(14,925)	(14,482)	(11,369)
Net interest income	3,301	3,531	3,967	8,652

Other income	498	455	479	1,259
Total revenue, net	3,799	3,986	4,446	9,911

EXPENSE
Related party expense - loan servicing fees	1,827	1,860	1,911	1,952
Related party expense - management fees	2,001	1,828	1,722	1,948
Professional fees	989	934	621	667
Other expense	1,526	1,503	1,443	1,380
Total expense	6,343	6,125	5,697	5,947
Consolidated operating (loss)/income	$(2,544)	$(2,139)	$(1,251)	$3,964
Basic operating (loss)/income per common share	$(0.11)	$(0.09)	$(0.05)	$0.17
Diluted operating (loss)/income per common share	$(0.11)	$(0.09)	$(0.05)	$0.17

Reconciliation to GAAP net loss

Consolidated operating (loss)/income	$(2,544)	$(2,139)	$(1,251)	$3,964

Mark to market loss on joint venture refinancing	(8,814)	(995)	—	—
Realized loss on sale of securities	—	(2,974)	(3,836)	(860)
Net decrease in the net present value of expected credit losses	2,866	621	1,152	1,935
Fair value adjustment on put option liability	(1,839)	(1,622)	(1,431)	(2,917)
Acceleration of put option settlement	—	—	—	(8,813)
Other adjustments	(950)	(162)	(685)	(442)
Loss before provision for income taxes	(11,281)	(7,271)	(6,051)	(7,133)
Provision for income taxes	181	93	232	2,370
Consolidated net (income)/loss attributable to non-controlling interest	(24)	(30)	(5)	42
Consolidated net loss attributable to the Company	(11,486)	(7,394)	(6,288)	(9,461)
Dividends on preferred stock	(548)	(547)	(547)	(1,053)
Discount on retirement of preferred stock	—	—	—	(5,735)
Consolidated net loss attributable to common stockholders	$(12,034)	$(7,941)	$(6,835)	$(16,249)
Basic loss per common share	$(0.51)	$(0.34)	$(0.30)	$(0.71)
Diluted loss per common share	$(0.51)	$(0.34)	$(0.30)	$(0.71)